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                                   EXHIBIT 4.1

                                   AXCESS INC.
                           DIRECTOR COMPENSATION PLAN







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                                   AXCESS INC.

                           DIRECTOR COMPENSATION PLAN


         1. PURPOSE. The purpose of the Director Compensation Plan (the "Plan") of AXCESS Inc., a Delaware corporation ("AXCESS"), is to (a) provide an incentive to directors of AXCESS who are not also employees or significant stockholders of AXCESS ("Directors") to concentrate their efforts in a manner that will provide for the long-term growth and profitability of AXCESS; (b) encourage stock ownership by Directors in order to promote an identity of interests with AXCESS stockholders; and (c) provide a means of attracting and retaining qualified Directors.

         2. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on such date as it is approved by the stockholders of AXCESS and shall remain in effect until terminated by the Board of Directors of AXCESS (the "Board").

         3. STOCK OPTIONS SUBJECT TO THE PLAN. Nonstatutory options may be granted to eligible directors under the Plan for the purchase of an aggregate of up to 150,000 shares of Common Stock, $.01 par value per share ("Common Stock"), subject to adjustment as provided in Section 8 hereof. Shares issued upon the exercise of options may be, in whole or in part, authorized but unissued shares, whether now or hereafter authorized, or issued shares that have been reacquired by AXCESS.

         4. PLAN ADMINISTRATION. The Plan shall be administered by the Stock Option Committee (the "Committee") of the Board of Directors. The Committee shall have full and final authority to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Plan. Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. The Plan shall be interpreted in view of the intention to qualify as an exempt transaction under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         5. ELIGIBILITY. Any member of the Board of Directors who is not an employee of AXCESS or a subsidiary of AXCESS and who does not beneficially own (as defined by Rule 13d-3 of the Exchange Act) 5% of the outstanding Common Stock of the Company may participate in the plan.

         6. CHANGES IN CAPITALIZATION. If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary dividends) are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of AXCESS, reorganization, recapitalization, reclassification, dividend, stock split, spin-off, split-off or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares reserved for issuance under the Plan.

         7. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan nor any action taken pursuant to the Plan, shall constitute evidence of any agreement or understanding, express or implied, that AXCESS will retain a participant as a Director for any period of time, or at any particular rate of compensation.

         8. AMENDMENT, MODIFICATION, AND TERMINATION. The Board at any time may terminate and in any respect amend or modify the Plan; provided, however, that the Board of Directors shall condition any amendments on the approval of stockholders, if such approval is necessary or advisable with respect to securities, tax or other applicable law. No amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any participant with respect to shares of Common Stock to which he


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or she became entitled prior to such amendment, modification or termination or with respect to amounts that have been credited to a deferred compensation account.

         9. STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of AXCESS for their approval at the 1998 Annual Meeting of Stockholders. If such approval is not obtained, no shares of Common Stock will be issued to Directors through the Plan.

         10. RESTRICTIONS ON DELIVERY AND SALE OF SHARES; LEGENDS. Each share of Common Stock issued upon the exercise of an option under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of such shares upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the delivery of shares thereunder, the delivery of any or all shares may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933, as amended (the "1933 Act"), or any applicable state securities laws with respect to the shares of Common Stock deliverable upon the exercise of options hereunder, the Director shall represent in writing, as a condition to any delivery of Common Stock hereunder, that the shares received are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless AXCESS shall have received an opinion of counsel that such disposition is exempt from such registration under the 1993 Act and any applicable state securities laws. AXCESS shall include on certificates representing shares delivered upon the exercise of options issued pursuant to the Plan such legends referring to the foregoing representations or restrictions and any other applicable restrictions on resale as the Committee, in its discretion, shall deem appropriate. In addition, unless waived by the Committee, each Director, as a condition of receipt of Common Stock upon the exercise of an option shall agree that such Common Stock shall not be sold for two years following its issuance unless consented to in writing by the Committee.